Exhibit 107.01

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

Odyssey Marine Exploration, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid:	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	40,924,202	$0.66	$27,009,973	$153.10 per million dollars	$4,135.23

	Total Offering Amounts:					$27,009,973		$4,135.23

	Total Fee Offsets(3):							$1,458.22

	Net Fee Due:							$2,677.01

(1)

Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock being registered hereby shall be adjusted to include any additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, recapitalizations, or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act, solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on the average of the high and low sale prices of the Registrant’s common stock as reported on the NASDAQ Capital Market on January 22, 2025, which date is within five business days prior to filing this registration statement.

(3)	See Table 2, below.

Table 2: Fee Offset Claims and Sources

Rule 457(p)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims:	Odyssey Marine Exploration, Inc.	S-1	333-279720	5/24/2024		$1,458.22	Equity	Common Stock, par value $0.0001 per share	(1)	$9,879,525.78

Fee Offset Sources:	Odyssey Marine Exploration, Inc.	S-1	333-279720		5/24/2024						$1,458.22

Rule 457(p) Statement of Withdrawal, Termination, or Completion:

(1)

The Registrant previously filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on May 24, 2024, as amended on June 10, 2024 (File No. 333-279720) (the “Prior Registration Statement”), which was declared effective on June 10, 2024, which registered an aggregate of 2,030,735 shares of Common Stock to be offered by the selling stockholders named therein from time to time. In connection with the Prior Registration Statement, the Registrant paid a filing fee of $1,458.22. All of the shares of Common Stock registered on the Prior Registration Statement remain unsold, leaving $1,458.22 in previously paid fees available for future offset (calculated at the fee rate in effect on the filing date of the Prior Registration Statement). In accordance with Rule 457(p) under the Securities Act, the Registrant is using all $1,458.22 of the unused filing fees to offset the filing fee payable in connection with this filing. Accordingly, only $2,677.01 in additional registration fees is due to be paid at this time. The Registrant has terminated or completed all offerings that included the unsold shares of Common Stock associated with the claimed offset under the Prior Registration Statement.